UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

ScanSource, Inc.

(Exact name of registrant as specified in its charter)

SC	00-26926	57-0965380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Logue Court, Greenville, SC	29615
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (864) 288-2432

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	SCSC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Agreement

On December 18, 2025, ScanSource, Inc. (the “Company”) entered into a credit agreement (the “New Credit Agreement”) with PNC Bank, National Association, as administrative agent (“PNC”), and the other lenders party thereto, providing for (i) a five-year, $400 million multicurrency senior secured revolving credit facility and (ii) a five-year $100 million senior secured term loan facility (the “New Credit Facilities”).

In addition, pursuant to an “accordion feature,” the Company may increase its borrowings by up to the greater of $250 million or 150% of the Company’s EBITDA calculated on a Pro Forma Basis (each as defined in the New Credit Agreement), subject to obtaining additional credit commitments from the lenders participating in the increase.

On December 18, 2025, the Company borrowed $100 million under the term loan facility.

Loans denominated in U.S. dollars, other than swingline loans, shall bear interest at a rate per annum equal to, at the Company’s option, (i) the Term SOFR or daily simple SOFR rate plus an additional margin ranging from 1.00% to 1.75%, depending upon the Company’s ratio of (A) total consolidated debt less its unrestricted domestic cash to (B) trailing four-quarter consolidated EBITDA measured as of the end of the most recent year or quarter, as applicable, for which financial statements have been delivered to the Lenders (the “leverage ratio”); or (ii) the base rate plus an additional margin ranging from 0% to 0.75%, depending upon the Company’s leverage ratio. Loans denominated in foreign currencies shall bear interest at a rate per annum equal to the applicable benchmark rate set forth in the New Credit Agreement plus an additional margin ranging from 1.00% to 1.75%, depending upon the Company’s leverage ratio. All swingline loans denominated in U.S. dollars shall bear interest based upon the daily simple SOFR, floating daily, plus an additional margin ranging from 1.00% to 1.75%, depending upon the Company’s leverage ratio, or such other rate as the Company and the applicable swingline lender may agree. Commencing December 18, 2025, a commitment fee is payable on the unused amount of commitments under the revolving credit facility. The commitment fee ranges from 0.15% to 0.30%, depending on the Company’s leverage ratio. The New Credit Agreement contains customary yield protection provisions.

The New Credit Agreement includes customary representations, warranties, and affirmative and negative covenants, including financial covenants. Specifically, the Company’s leverage ratio must be less than or equal to 3.50 to 1.00. In addition, the Company’s Interest Coverage Ratio (as such term is defined in the New Credit Agreement) must be at least 3.00:1.00 as of the end of each fiscal quarter. In the event of a default, customary remedies are available to the lenders, including acceleration and increased interest rates. The New Credit Facility is secured by substantially all of the assets of the Company and its domestic subsidiaries.

The foregoing description is qualified by reference to the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Certain parties to the New Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 1.02.	Termination of a Material Agreement

In connection with entering into the New Credit Agreement, on December 18, 2025, the Company terminated and repaid all indebtedness and other obligations outstanding under its Third Amended and Restated Credit Agreement (the “Prior Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, which provided for (i) a five-year, $350 million multicurrency senior secured revolving credit facility and (ii) a five-year $150 million senior secured term loan facility. The revolving credit facility and the term loan facility provided by Prior Credit Agreement were scheduled to expire or mature, respectively, on September 28, 2027.

Certain parties to the Prior Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth under Item 1.01 are incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 18, 2025, by and among ScanSource, Inc., certain of its subsidiaries party thereto, as subsidiary borrowers, the lenders party thereto, and PNC Bank, National Association, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: December 19, 2025	/s/ Michael L. Baur
Michael L. Baur
President & Chief Executive Officer